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                                                               EXHIBIT 10.5

              TIMBERLANDS PARTNERSHIP INTEREST SALE AGREEMENT

        AGREEMENT dated as of October 15, 1997 by and among Dow Jones Virginia Company, Inc., a Delaware corporation ("DJ"), Newsprint, Inc., a Virginia corporation ("Newsprint") (each of DJ and Newsprint sometimes being referred to herein as a "Selling Partner" and sometimes being collectively referred to as the "Selling Partners"), and Brant-Allen Industries, Inc., a Delaware corporation ("Brant-Allen").

        WHEREAS, the Selling Partners are the sole limited partners in Bear Island Timberlands Company, L.P., a Virginia limited partnership (the "Partnership"), and parties to the Limited Partnership Agreement (the "Limited Partnership Agreement") dated as of August 14, 1985, as amended, among the Selling Partners and Brant-Allen; and

        WHEREAS, each of the Selling Partners desires to sell its entire partnership interest (the "Partnership Interest") in the Partnership to Brant-Allen, and Brant-Allen desires to purchase such Partnership Interests on the terms provided for herein.

        NOW, THEREFORE, in consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

        I.   SALE OF PARTNERSHIP INTERESTS

           1.1 Partnership Interests. Subject to the terms and conditions of this Agreement, at the Closing provided for herein each of the Selling Partners agrees to sell, transfer and convey its entire Partnership Interest to Brant-Allen, and Brant-Allen agrees to purchase from each of the Selling Partners such Partnership Interest.

           1.2 Consideration. (a) Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and agreements of the parties contained herein, and in consideration of the sale of the Partnership Interest by each of the Selling Partners to Brant-Allen, Brant-Allen shall pay at Closing to each Selling Partner the amount that each Selling Partner would receive if the Enterprise Value of the Partnership, as defined below, were distributed as follows: (i) of the first $18,860,496 of Enterprise Value, each of the Selling Partners would receive $6,264,102, and (ii) of the remaining portion of Enterprise Value, each of the Selling Partners would receive 35% of such remaining portion.

                (b) As used herein, the term "Enterprise Value" of the Partnership shall mean the amount equal to (A) $520 per acre for the approximately 129,000 acres of timberlands of the Partnership, the definitive amount of such acreage to be determined on or before the Closing Date by an independent third party to be mutually agreed upon by the parties, plus the book value of the notes receivable which are long-term assets of the Partnership as of the Closing Date plus the book value of the other fixed assets of the Partnership as of the Closing Date plus the Working Capital (as defined below) of the Partnership as of the Closing Date less (B) the amount of the long-term portion of the term debt of the Partnership (determined in accordance with generally accepted accounting principles, as applied consistent with the past practices of the Partnership) outstanding on the Closing Date (as defined below) (the "Long-Term Debt") plus the lesser of (i) the amount of any prepayment penalties paid by the Partnership pursuant to the requirements of Section 2.3 of the Timberlands Loan and Maintenance Agreement between the Partnership and John Hancock Mutual Life Insurance Company dated July 12, 1988 as a result of the prepayment of the Long-Term Debt on the Closing Date, or
   (ii) the amount of any refinancing fee paid by the Partnership as a result of refinancing the Long-Term Debt on the Closing Date. For purposes of this Agreement, the term "Working Capital" shall mean current assets less current liabilities, including the current portion of the Long-Term Debt and accrued interest thereon; provided, however, that if, prior to the Closing, an entity related to Brant-Allen acquires from the Partnership a one percent (1%) interest in the Partnership, the amount contributed to the Partnership by such entity shall be excluded from the computation of current assets. In addition, for purposes of determining the amounts to be paid on the Closing Date, the book value of the notes receivable which are long-term assets, the net book value of the other assets and the amounts of Working Capital, Long-Term Debt, prepayment penalties and refinancing fees shall be estimated in good faith by the Chief Financial Officer of the Partnership.

                (c)    The aggregate of the amounts referred to in
   Section 1.2(a) shall be paid to the Selling Partners at the Closing in immediately available funds.

           1.3  Closing Statement.    (a)  Not later than thirty (30)
   days following the Closing Date, Brant-Allen shall deliver to each of the Selling Partners a statement computing the Enterprise Value (the "Closing Statement"), which Closing Statement shall include (i) the notes receivable which are long-term assets of the Partnership as of the Closing Date (ii) the book value of all fixed assets of the Partnership, other than the timberlands, as of the Closing Date, (iii) the Working Capital of the Partnership as of the Closing Date, and
   (iv) a statement of the long-term portion of the Long-Term Debt outstanding on the Closing Date, the amount of any prepayment penalty paid by the Partnership as a result of the prepayment of the Long-Term Debt and the amount of any refinancing fee paid by the Partnership as a result of refinancing the Long-Term Debt. The Closing Statement shall be certified by the Chief Financial Officer of the Partnership and shall be accompanied by such work papers and other relevant documents relating to its preparation as the Selling Partners may reasonably request.

                (b) If the Selling Partners are both in agreement with the amounts shown in the Closing Statement, any difference between the amounts paid on the Closing Date and the amounts which would have been paid on the Closing Date had the amounts shown in the Closing Statement been used to compute the amounts paid on the Closing Date shall be paid in immediately available funds by the party or parties from whom such payment is owing to the other party or parties within two (2) business days of the delivery of the Closing Statement. However, in the event that one or both of the Selling Partners does not agree with the amounts shown in the Closing Statement, such Selling Partner and Brant-Allen shall jointly appoint an independent accounting firm to arbitrate the dispute. Brant-Allen, on the one hand, and the disputing Selling Partner or Selling Partners, on the other hand, shall bear equally the cost of retaining such accounting firm. The parties shall use their best commercially reasonable efforts to resolve any such dispute within thirty (30) days following the delivery of the Closing Statement. The determination of the accounting firm shall be final and binding on all parties. Any adjustment required as a consequence of the arbitration shall be paid in immediately available funds within one (1) business day of the termination of the arbitration.

           1.4 Fair Value. The Selling Partners agree that the consideration referred to in Section 1.2 above represents the fair value of the Partnership Interests. Each of the Selling Partners hereby expressly agrees and acknowledges that it shall not receive and is not entitled to receive any further payments of any kind from the Partnership or its partners.

        II.     CLOSING

           2.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, on the day that is two (2) business days following the satisfaction of the conditions to Closing set forth in Article VI of this Agreement, or at such other time and place as the parties may agree (the "Closing Date"), but in no event shall the Closing occur after 5:00 p.m. (Eastern Standard
   Time) on January 31, 1998.

        2.2 Restructuring. Prior to the purchase of the Partnership Interests pursuant to this Agreement, Brant-Allen may elect to (i) transfer a portion of its partnership interest to an affiliated entity in order to create a new limited partner with a 1% limited partnership interest, (ii) transfer its interest in the Partnership to a limited liability company wholly-owned by Brant-Allen, and/or (iii) convert the Partnership from a limited partnership to a limited liability company (collectively, the "Restructuring"). The Selling Partners will reasonably cooperate with Brant-Allen and take any actions that Brant-Allen may reasonably request in order to implement the Restructuring, provided, that the Selling Partners will not be required to take any actions that might adversely affect them or their Partnership Interests, provided further that if any actions required to be taken by the Selling Partners might be adverse, but not materially adverse, the Selling Partners will take such actions if, prior to taking such actions, they are fully indemnified by Brant-Allen to the Selling Partners' satisfaction for any adverse consequences of such actions. If Brant-Allen elects to proceed with the Restructuring, the Restructuring will occur and become effective concurrently with, or immediately prior to, the Closing.

           2.3 Tax Certificate. Each of the Selling Partners shall deliver to Brant-Allen at the Closing a certificate of such Selling Partner's non-foreign status which complies with the requirements of
   Section 1445 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

        III.    REPRESENTATIONS OF THE SELLING PARTNERS

           Each of the Selling Partners, severally, but not jointly, hereby represents and warrants to Brant-Allen as follows:

           3.1 Ownership of the Partnership Interest. Such Selling Partner has the complete and unrestricted power, and the unqualified right to sell, assign, transfer and deliver to Brant-Allen, good and valid title to its Partnership Interest, free and clear of all liens, claims, options, charges and encumbrances whatsoever (individually, an "Encumbrance"), except any Encumbrance that may have resulted from any liability of the Partnership. Evidence of the authority of each Selling Partner to enter into this Agreement has been, or will be, separately delivered to Brant-Allen, such evidence being certified resolutions properly adopted by the Board of Directors and shareholders, respectively, of such Selling Partner.

           3.2 Valid and Binding Agreement. This Agreement constitutes the valid and binding agreement of such Selling Partner, enforceable in accordance with its terms. The officer signing on behalf of such Selling Partner has the necessary corporate authority to do so. No consent or approval of any court, governmental agency (foreign, federal or state), or any other person or entity is required in connection with the execution or consummation of the transactions contemplated herein to permit such Selling Partner to carry out its obligations hereunder.

           3.3 No Violation. The execution, delivery and performance of this Agreement by such Selling Partner will not (i) result in a breach of any of the terms or provisions of, or constitute a default under, the certificate of incorporation or by-laws of such Selling Partner or any indenture or other agreement or instrument to which such Selling Partner is a party, (ii) constitute a default under any mortgage, deed of trust, or other encumbrance to which such Selling Partner or its property is subject, or (iii) conflict with, or result in a breach of, any law, order, judgment, decree or regulation binding on such Selling Partner.

           3.4 Selling Partner's Knowledge. As of the date hereof, such Selling Partner has no actual knowledge of any material breach of any representation or warranty of Brant-Allen set forth in this Agreement.

        IV.     REPRESENTATIONS OF BRANT-ALLEN

           Brant-Allen hereby represents and warrants to each of the Selling Partners as follows:

           4.1 Valid and Binding Agreement. This Agreement constitutes the valid and binding agreement of Brant-Allen, enforceable in accordance with its terms. The officer signing on behalf of Brant-Allen has the necessary corporate authority to do so. No consent or approval of any court, governmental agency (foreign, federal or state), or any other person or entity is required in connection with the execution or consummation of the transactions contemplated herein to permit Brant-Allen to carry out its obligations hereunder.

           4.2 No Violation. The execution, delivery and performance of this Agreement by Brant-Allen will not (i) result in a breach of any of the terms or provisions of, or constitute a default under, the certificate of incorporation or by-laws of Brant-Allen or any indenture or other agreement or instrument to which Brant-Allen is a party, (ii) constitute a default under any mortgage, deed of trust, or other encumbrance to which Brant-Allen or its property is subject, or
   (iii) conflict with, or result in a breach of, any law, order, judgement, decree or regulation binding on Brant-Allen.

           4.3 Financial Statements. To the knowledge of Brant-Allen, the unaudited balance sheet of the Partnership as of May 31, 1997, the related statements of income, changes in partners' equity and cash flow and internal management accounts or reports for the period (collectively, the "Interim Financial Statements"), and the audited balance sheets of the Partnership as of December 31, 1996 and 1995, and the related statements of income, changes in partners' equity and cash flows for the years then ended, including any footnotes thereto (collectively, the "Financial Statements"), fairly present in all material respects the financial position of the Partnership as of the dates indicated and the results of its operations and cash flows for the periods indicated, and, in the case of the Interim Financial Statements, subject to normal year-end adjustments which, to the knowledge of Brant-Allen, are not expected to be material. To the knowledge of Brant-Allen, the Interim Financial Statements and the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and in accordance with the books and records of the Partnership maintained in accordance with historical practice (except that the Interim Financial Statements do not contain footnote disclosure that otherwise would be required by generally accepted accounting principles).

           4.4 Disclosure. To Brant-Allen's knowledge, none of the documents or materials set forth on Schedule 4.4 to this Agreement, which have been furnished to the Selling Partners in connection with the consummation of the transactions contemplated by this Agreement contains any untrue statement of a material fact by the Partnership or omits to state a material fact necessary in order to make statements contained herein or therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there is no fact which Brant-Allen has not disclosed to either of the Selling Partners and of which Brant-Allen has knowledge which materially positively affects, or could reasonably be expected to materially positively affect, the business or assets of the Partnership or the operations, financial condition or prospects of the Partnership; it being understood that for purposes of such representation, Brant-Allen shall be deemed to have disclosed, and the Selling Partners shall be deemed to have possession and otherwise be aware of, all information relating to the paper and the newsprint industries generally, and to general economic conditions, which would reasonably be expected to be known by participants in such industries or is otherwise generally publicly available. Brant-Allen has furnished to the Selling Partners all material information relating to offers made by third parties to acquire the Partnership Interests or all or a material portion of the assets of the Partnership.

           4.5  Conduct of Business.  Since May 31, 1997, the
   Partnership has not taken, and Brant-Allen has not caused the Partnership to take, any action outside the ordinary course of business or inconsistent with past practices, except as contemplated by this Agreement, including but not limited to the following:

           (a) the creation, incurring or assumption of any debt, liability or obligation, direct, indirect, whether accrued, absolute, contingent or otherwise, relating to the business of the Partnership, and which is material to the business of the Partnership;

           (b) with respect to any executive officer of the Partnership, other than in the ordinary course of business (i) any increase in the rate or terms of compensation payable or to become payable, (ii) the payment or agreement to pay any pension, retirement or other employee benefit not required by any existing plan, agreement or arrangement, or (iii) the commitment to any additional pension, bonus, incentive, deferred compensation or other employee benefit plan, agreement or arrangement, or the increase in the rate or terms of any such plan, agreement or arrangement which currently exists;

           (c) the waiver or release of any right of material value relating to the business of the Partnership;

           (d) the alteration of, or increase in services provided under, any maintenance or service agreement of the Partnership, other than in the ordinary course of business, consistent with the past practices of the Partnership;

           (e)  the acceleration of any expense of the Partnership;

           (f) any expenditure of capital relating to the business of the Partnership, other than in the ordinary course of business, consistent with the past practices of the Partnership;

           (g) any material alteration in the manner of keeping the books, accounts or records of the Partnership, or in the accounting practices therein reflected, except as required by law or generally accepted accounting principles; or

           (h)  any agreement to take any of the foregoing actions.

        V. RELATED MATTERS, COVENANTS

           5.1 Funding. Brant-Allen shall use its best commercially reasonable efforts to obtain the funds necessary to consummate the transactions contemplated by this Agreement. Brant-Allen shall provide the Selling Partners with written or oral weekly progress reports as to the status of the potential financing and shall appropriately respond to any questions that the Selling Partners may have with respect to such financing. In addition, Brant-Allen shall cooperate and use reasonable efforts in making available to the Selling Partners representatives of the Toronto Dominion Bank, TD Securities (U.S.A.), Inc., Salomon Brothers, Inc and John Hancock Life Insurance Company (the "Prospective Lenders"), subject to the availability of such representatives, to discuss the status of the financings and to appropriately respond to any questions that the Selling Partners may have with respect to such financings at such times as either of the Selling Partners may reasonably request. Brant-Allen also shall promptly provide to the Selling Partners with copies of any documents relating to the financing, or current drafts thereof, provided to or by any of the Prospective Lenders as the Selling Partners may reasonably request.

           5.2 Transfer Taxes. Brant-Allen shall be responsible for the payment, if any, of 50 percent (50%) of all sales, use, transfer, recording, ad valorem and other similar taxes and fees attributable to the sale of the Selling Partners' Partnership Interests hereunder, and the remaining 50 percent (50%) of any such taxes or fees shall be paid by the Selling Partners.

           5.3 Conduct of Business. The parties agree that the business of the Partnership shall be conducted in the ordinary course and consistent with past practices in all material respects between the date hereof and the Closing Date and that during such period Brant-Allen shall not cause or permit the Partnership to take any of the actions set forth in Section 4.5. The Selling Partners shall not take any action that may have the effect of causing a dissolution of the Partnership.

           5.4 Distributions. Brant-Allen shall not permit the Partnership to make any distributions, in cash or kind, to either Selling Partner or to Brant-Allen, or to any of their respective affiliates, between the date hereof and the Closing Date.

           5.5 No Dispositions. The Selling Partners shall not, nor shall they enter into any agreement (other than this Agreement) to, directly or indirectly, sell, convey, pledge, encumber, assign or otherwise transfer in any manner all or any portion of the Partnership interests prior to the Closing or termination of this Agreement.

           5.6 Section 754 Election. Each of the Selling Partners acknowledges that the Partnership or its successor intends to make an election pursuant to Section 754 of the Internal Revenue Code of 1986, as amended (the "Election"), to step up the basis of Partnership assets as a result of the sale of the Selling Partners' Partnership Interests and agrees to cooperate with the Partnership in making such election by, among other things, providing to the Partnership such information as is necessary to enable the Partnership to determine the basis of its assets following the Election.

           5.7 Fees and Expenses. The parties hereto shall bear their own respective fees and expenses incurred in connection with the preparation for and consummation of the transactions contemplated by this Agreement. None of the fees or expenses that may be incurred by the parties hereto in connection with this Agreement or obtaining the financing for the purchase of the Selling Partners' Partnership Interests (such as any third party costs of environmental due diligence and costs of accountants and counsel, including those of the Partnership) shall be borne by the Partnership.

           5.8 Long-Term Debt Repayment. Brant-Allen shall take all action necessary to prepay the Long-Term Debt contemporaneously with the Closing.

           5.9 Hart-Scott-Rodino. Each of the parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and will use all commercially reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary or advisable in connection therewith.

        VI.     CONDITIONS TO CLOSING

           6.1 Conditions to Obligations of the Selling Partners. The obligations of the Selling Partners to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

           (a) the representations and warranties of Brant-Allen contained herein shall be true and accurate in all material respects on the date of this Agreement and on the Closing Date;

           (b) Brant-Allen shall have performed in all material respects all the covenants and agreements required to be performed by it prior to the Closing Date;

           (c) no order or injunction of any court or governmental authority shall be in effect which shall restrain, enjoin or otherwise prevent the consummation of any of the transactions contemplated hereby, and, if applicable, all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

           (d)  the transactions contemplated by the Partnership
   Interest Sale Agreement of even date herewith by and among the Selling Partners and Brant-Allen shall be closed contemporaneously;

           (e) each of the Selling Partners shall have received evidence in a form and substance reasonably satisfactory to it that it has been released of any and all guaranties made by it in connection with the Partnership; and

           (f) Brant-Allen shall have caused the Long-Term Debt to have been contemporaneously repaid.

           6.2 Conditions to Obligations of Brant-Allen. The obligation of Brant-Allen to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

           (a)  the representations and warranties of the Selling
   Partners contained herein shall be true and accurate in all material respects on the date of this Agreement and on the Closing Date;

           (b) the Selling Partners shall have performed in all material respects all the covenants and agreements required to be performed by them prior to the Closing Date;

           (c) no order or injunction of any court or governmental authority shall be in effect which shall restrain, enjoin or otherwise prevent the consummation of any of the transactions contemplated hereby, and, if applicable, all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated; and

           (d) Brant-Allen shall have closed on the funds necessary to consummate the transactions contemplated by this Agreement; provided, however, that Brant-Allen's failure to satisfy this condition 6.2(d) will not eliminate the assessment of the Dilution Percentage (as hereinafter defined) if any of the conditions required to assess the Dilution Percentage are met under the provisions of Article VIII of this Agreement.

        VII.    MISCELLANEOUS

           7.1 Survival. All representations, warranties and agreements made in this Agreement or pursuant hereto (including Sections 7.7 and 8.2) shall survive indefinitely following the Closing, except that the representations and warranties made by Brant-Allen in Sections 4.3, 4.4 and 4.5 shall expire and have no further force or effect after the first anniversary of the Closing Date and, accordingly, the Selling Partners shall not be indemnified for breaches of such representations and warranties discovered after such first anniversary. None of the representations, warranties and agreements made in this Agreement or pursuant hereto shall survive the termination of this Agreement, except this Section 7.1 shall not limit any covenant or agreement which by its terms contemplates performance after the termination of this Agreement.

           7.2 Further Assurance and Cooperation. From time to time at the request of any party to this Agreement and without further consideration, each party will execute and deliver such documents and take such action as may reasonably be requested in order to consummate more effectively the transactions contemplated by this Agreement.

           7.3 Assignment; Parties in Interest; Execution in Counterpart. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Brant-Allen may assign the right to purchase the Selling Partners' Partnership Interests to a wholly-owned subsidiary (including, without limitation, a limited liability company formed in connection with the Restructuring), provided that Brant-Allen shall remain responsible for all obligations hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement may be executed in one or more counterparts, but all such counterparts shall constitute one and the same instrument.

           7.4 Entire Agreement. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertaking other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

           7.5 Law Governing. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

           7.6 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that it shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which a party may be entitled, at law or in equity.

           7.7  Indemnification.

           (a) Brant-Allen (the "Buyer Indemnifying Party") shall indemnify and hold each of the Selling Partners (each a "Seller Indemnified Party") harmless from and against all claims, demands, losses, obligations, liabilities, damages and reasonable costs and expenses, including attorneys' fees and expenses (individually, a "Loss," and collectively, "Losses"), that either of the Seller Indemnified Parties shall incur or suffer which result from or relate to (i) any breach of any representation or warranty of the Buyer Indemnifying Party contained in this Agreement; (ii) any breach of, or failure to perform, any covenant or agreement of the Buyer Indemnifying Party contained in this Agreement; (iii) the business or assets of the Partnership; or (iv) any alleged liability under Section 50-73.43 of the Virginia Revised Uniform Limited Partnership Act or any successor provision as a result of the sale to Brant-Allen of the Selling Partners' Partnership Interests pursuant to this Agreement.

        (b)     Each Selling Partner (each a "Seller Indemnifying
   Party") shall indemnify and hold Brant-Allen (the "Buyer Indemnified Party") harmless from and against all Losses that the Buyer Indemnified Party shall incur or suffer which result from or relate to
   (i) any breach of any representation or warranty of such Selling Partner contained in this Agreement; and (ii) any breach of, or failure to perform, any covenant or agreement of such Selling Partner contained in this Agreement.

        (c) The Seller Indemnifying Party and the Buyer Indemnifying Party are each referred to herein as an "Indemnifying Party," and the Buyer Indemnified Party and the Seller Indemnified Party are each referred to herein as an "Indemnified Party." The Indemnified Party shall promptly notify the Indemnifying Party of any Loss for which indemnification is sought under this Agreement. If such Loss is initiated by a third party, the Indemnifying Party shall have the right, but not the obligation, at its own expense, to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party. In connection with any such third party Loss which the Indemnifying Party has elected to defend, (i) the Indemnified Party shall have the right to participate, at its own expense, and (ii) the parties hereto shall cooperate with each other and provide each other with access to relevant books and records in their possession. No third party Loss shall be settled without the prior written consent of the Indemnified Party.

           (d) Notwithstanding the foregoing, no Indemnifying Party shall have any liability to any Indemnified Party pursuant to this
   Section 7.7 unless and until the total amount of Losses suffered by the Indemnified Party shall exceed $100,000, in which case the amount of Losses for which indemnity may be sought shall be limited to the amount in excess of $100,000.

           7.8 Knowledge of Brant-Allen. Whenever a representation and warranty contained in this Agreement is made to the "knowledge of Brant-Allen," it shall mean all facts and conditions which are actually known by Joseph Allen, Peter Brant, Edward Sherrick or Tom Armstrong (individually, an "Insider") or which should have been known by a prudent manager holding the position of an Insider with access to the books and records of the Partnership or Brant-Allen.

           7.9 Knowledge of a Selling Partner. The "actual knowledge" of Newsprint for purposes of Section 3.4 shall mean all facts and conditions which are actually known by Boisfeuillet Jones, Jr., Gerald Rosberg and Martin Cohen, and the "actual knowledge" of DJ for purposes of Section 3.4 shall mean all facts and conditions which are actually known by Kevin J. Roche and Leonard E. Doherty.

           7.10 Notice.   All notices, requests and other communications
   hereunder shall be sufficient if given in writing and either personally delivered, sent by a nationally recognized overnight courier or sent by telecopy, addressed as follows, and shall be effective only when actually received:

     if to Newsprint:                  with a copy to:

     Newsprint, Inc.                   Shaw, Pittman, Potts & Trowbridge
     c/o The Washington Post           2300 N Street, N.W.
     1150 15th Street, N.W.            Washington, D.C. 20037
     Washington,D.C. 20071             Tel: (202) 663-8000
     Tel: (202) 334-6696               Fax: (202) 663-8007
     Fax: (202) 334-4536               Attn: Thomas H. McCormick, Esq.
     Attn: John Hockenberry, Esq.

     if to DJ:                         with a copy to:

     Dow Jones Virginia Company, Inc.  Shaw, Pittman, Potts & Trowbridge
     c/o Dow Jones & Company, Inc.     2300 N Street, N.W.
     World Financial Center            Washington, D.C. 20037
     200 Liberty Street, 14th Floor    Tel: (202) 663-8000
     New York, NY 10281                Fax: (202) 663-8007
     Tel: (212) 416-3023               Attn: Thomas H. McCormick, Esq.
     Fax: (212) 416-2637
     Attn: Mr. Kevin J. Roche

     if to Brant-Allen:                with a copy to:

     Brant-Allen Industries, Inc.      Skadden, Arps, Slate, Meagher &
     80 Field Point Road               Flom LLP
     Greenwich, CT 06830               919 Third Avenue
     Tel: (203) 661-3344               New York,NY 10022
     Fax: (203) 661-3349               Tel: (212) 735-3000
     Attn: Mr. Peter Brant             Fax: (212) 735-2000
                                       Attn: Jeffrey W. Tindell, Esq.

           VIII.       TERMINATION

           8.1 Termination Rights. This Agreement may be terminated in any of the following circumstances:

           (a)  Upon the mutual agreement of the parties.

           (b) By a nonbreaching party concurrently with the termination of the Partnership Interest Sale Agreement, dated as of October 15, 1997, among the parties with respect to the Bear Island Paper Company, L.P. in accordance with the terms thereof.

           (c) By a Selling Partner at any time after a Selling Partner has been advised by Brant-Allen that commercial banking, investment banking or lending services of entities other than one or more of the Prospective Lenders will be required to obtain funds sufficient to consummate the transactions contemplated by this Agreement; provided that it is agreed and understood that the Prospective Lenders may at their election include other banks, underwriters, agents and syndicates as part of their customary selling efforts.

           (d) By a Selling Partner at any time after a Selling Partner has notified Brant-Allen in writing that Brant-Allen is in material breach of any provision of this Agreement, unless Brant-Allen has cured such breach within three (3) business days of receiving such notice.

           (e) By Brant-Allen at any time after Brant-Allen has notified a Selling Partner in writing that the Selling Partner is in material breach of any provision of this Agreement, unless the Selling Partner has cured such breach within three (3) business days of receiving such notice.

           (f) By a Selling Partner on or after November 30, 1997, unless prior to November 30, 1997 a Selling Partner has received a certificate, which shall be reasonably based, from Brant-Allen, dated after November 20, 1997, certifying that, as of the date of such certificate, Brant-Allen has no current knowledge of any issue that would reasonably be expected to prevent the financing necessary for the transactions contemplated by this Agreement from being received on or prior to December 31, 1997; provided, however, that the certificate may list an issue which could be expected to not be resolved until after December 31, 1997 if (i) the issue involves an action of the type described in clause (iv) of paragraph (g) below, and (ii) Brant-Allen certifies that it will use all commercially reasonable efforts to resolve such issue prior to December 31, 1997.

           (g) By a Selling Partner on or after December 31, 1997, unless prior to December 31, 1997 a Selling Partner has received a certificate, which shall be reasonably based, from Brant-Allen certifying that (i) all necessary loan agreements relating to the financing have been executed by all parties; (ii) the underwriting or purchase agreements relating to the issuance of any securities relating to the financing has been fully negotiated and is, except for execution, completed; (iii) prospective investors have "circled" or otherwise indicated their commitment to purchase the requisite dollar amount of securities to be issued in connection with the financing; and (iv) the only outstanding actions necessary to be taken before the Closing can occur, which shall be listed and described in the certificate, shall be actions which do not involve the exercise of any material discretion on the part of any person and are capable of being, and reasonably expected to be, completed on or before January 31, 1998. At the time Brant-Allen provides the Selling Partner such certificate, Brant-Allen shall also provide the Selling Partner a copy of the loan agreement and/or underwriting or purchase agreement referred to in such certificate.

           (h)  By any party after January 31, 1998.

           8.2 Effect of Termination. (a) Subject to paragraph (b) below, upon a rightful termination of this Agreement by a Selling Partner pursuant to Section 8.1(b), (c), (d), (f) or (g) or by any party pursuant to Section 8.1(h), including as a result of the waiting period under the HSR Act, if applicable, not having expired by January 31, 1998, Brant-Allen shall be assessed a dilution of 2.5% of its interest in the Partnership (the "Dilution Percentage") to be distributed equally to the Selling Partners. In the event that the dilution is assessed in accordance with this Section 8.2, the parties hereto agree that they will take the necessary actions to amend the Limited Partnership Agreement to reduce Brant-Allen's interest in the Partnership (i.e., Brant-Allen's share of the Partnership's profits, losses and distributions as set forth in Section 3.2 of the Limited Partnership Agreement) by the Dilution Percentage and to increase the partnership interest of each of the Selling Partners by one half (1/2) of the Dilution Percentage or 1.25% (the "Amendment"). Brant-Allen hereby grants to each of the Selling Partners and their successors and assigns a limited power of attorney (which the parties acknowledge shall be deemed to be coupled with an interest) for the purpose of executing any and all documents, instruments and certificates that are necessary to effect the Amendment; provided, however, that Brant-Allen shall be notified at least five (5) business days prior to a Selling Partner's use of this proposed power of attorney.

           (b) Brant-Allen shall not be assessed the Dilution Percentage if the termination of this Agreement results from one or more Prospective Lenders being unable or unwilling to provide funds necessary to consummate the transactions contemplated by this Agreement primarily due to one or more of the following reasons that arose after the date of this Agreement: (i) a fire or earthquake, hurricane or comparable physical event beyond the control of Brant-Allen causing material damage to the Partnership's properties; provided that Brant-Allen's negligence or misconduct did not materially contribute to the extent of the damage caused by such event; or (ii) a proceeding is begun under a governmental authority's power of eminent domain with respect to a material portion of the Partnership's properties.

           (c) The parties acknowledge and agree that time is of the essence with respect to the expected dates for Closing as set forth in this Article VIII and that the assessment of the Dilution Percentage as set forth in Section 8.2 hereof are reasonable and justifiable liquidated damages for the failure of the Closing to occur in a timely manner.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written.

                                       DOW JONES VIRGINIA COMPANY, INC.

                                       By: /s/ Kevin J. Roche
                                           __________________________
                                           Name: ____________________
                                           Title: ___________________
                                       NEWSPRINT, INC.

                                       By: /s/ Martin Cohen
                                           __________________________
                                           Name:  Martin Cohen
                                           Title: President


                                       BRANT-ALLEN INDUSTRIES, INC.

                                       By: /s/ Joseph Allen
                                           __________________________
                                           Name:  Joseph Allen
                                           Title: Executive Vice President


              Timberlands Partnership Interest Sale Agreement
                                Schedule 4.4

   Financial Statements (as defined in the Timberlands Partnership Interest Sale Agreement)

   Interim Financial Statements (as defined in the Timberlands
   Partnership Interest Sale Agreement)

   Bowater's Letter of Intent, dated July 25, 1997, to purchase the business and assets of Bear Island Paper Company, L.P. and Bear Island Timberlands Company, L.P. (the "Partnerships")

   Bowater's Proposed Asset Purchase Agreement, dated August 12, 1997, for the Partnerships

   T.D. Securities Engagement Letter, dated August 29, 1997

   T.D. Securities Commitment Letters, dated August 29, 1997, relating to $120 million in bank debt and sale of $100 million in high yield bonds

   Salomon Brothers Letter, relating to sale of $195 million in high yield bonds